UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Porter Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

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April 25, 2016

To our shareholders:

You are cordially invited to attend the 2016 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Wednesday, May 25, 2016, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF PORTER BANCORP, INC.

WEDNESDAY, MAY 25, 2016

To our shareholders:

The Annual Meeting of Shareholders of Porter Bancorp, Inc. will be held on Wednesday, May 25, 2016, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	The election of eight nominees as directors;

2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed in the accompanying proxy statement;

3.	A proposal to authorize our Board of Directors to effect, at its discretion no later than the 2017 Annual Meeting of Shareholders, a reverse stock split and to select a reverse stock split ratio of at least 1-for-2 and up to 1-for-10;

4.	A proposal to approve the 2016 Omnibus Equity Compensation Plan; and

5.	Such other business as may properly come before the meeting.

The close of business on April 13, 2016, is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

April 25, 2016

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be Held on May 25, 2016:

This proxy statement and our 2015 Annual Report to Shareholders,

including Form 10-K, are available at www.pbibank.com under “Investor Relations.”

2016 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2016:

The proxy statement and annual report on Form 10-K are available at www.pbibank.com under “Investor Relations.”

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to our shareholders of record beginning on or about April 25, 2016. These materials are for use at the 2015 Annual Meeting of Porter Bancorp Shareholders, which will be held on May 25, 2016, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Who is entitled to vote?

Shareholders of record of Porter Bancorp common shares as of the close of business on April 13, 2016, are entitled to vote at the Annual Meeting. Only shares that are present in person or represented by a valid proxy can be voted at the meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the outstanding Common Shares must be present, either in person or represented by proxy, in order to conduct business at the Annual Meeting. On April 13, 2016, there were 20,086,177 Common Shares of Porter Bancorp outstanding.

Shareholders are entitled to cast one vote per share on each matter except the election of directors. In the election of directors, shareholders are entitled to cast one vote per share for each of the eight positions on our Board of Directors up for election at the Annual Meeting.

All shares represented by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on four items:

1.	The election of eight directors;

2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed under “Executive Compensation;”

3.	A proposal to authorize our Board of Directors to effect, at its discretion no later than the 2017 Annual Meeting, a reverse stock split in order to maintain the listing of our Common Shares on the NASDAQ Capital Market, and to select the reverse stock split ratio within a range of at least 1-for-2 and up to 1-for-10; and

4.	A proposal to approve the 2016 Omnibus Equity Compensation Plan.

Our Board recommends that you vote your shares:

•	FOR the election of the nominees listed in this proxy statement (Proposal 1);

•	FOR the proposal to approve, on an advisory basis, the compensation of the Corporation’s executives as disclosed in this proxy statement (Proposal 2);

•	FOR the proposal to authorize our Board of Directors to effect a reverse stock split (Proposal 3); and

•	FOR the proposal to approve the 2016 Omnibus Equity Compensation Plan (Proposal 4).

We are not aware of any other business to be submitted for a vote of shareholders at the Annual Meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the eight nominees who receive the largest number of votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The proposal to approve the compensation of the Corporation’s executives will be approved if the number of votes cast in favor of the proposal is greater than the number cast against it.

The proposal to approve a reverse stock split will be approved if a majority of the outstanding common shares entitled to vote at the annual meeting vote in favor of the proposal.

The proposal to approve the 2016 Omnibus Equity Compensation Plan will be approved if a majority of the votes cast on the proposal are cast in favor of it.

Abstentions will be counted as present for purposes of determining whether a quorum exists. Abstentions will have no effect on the election of directors or the proposal to approve executive compensation. Abstentions will have the effect of a vote against the proposed reverse stock split and the proposed 2016 Omnibus Equity Compensation Plan. Brokers do not have discretionary authority to vote on any of the proposals, so there can be no director non-votes.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees;

•	FOR the approval of our executive compensation; and

•	FOR the proposal to authorize our Board of Directors to effect a reverse stock split.

•	FOR the proposal to approve the 2016 Omnibus Equity Compensation Plan.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2015 Annual Report on Form 10-K is enclosed. Shareholders and prospective investors may request a free copy of our 2015 Annual Report on Form 10-K by writing to Investor Relations—Porter Bancorp, Inc. at: 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Investor Relations as described above.

PROPOSAL 1. ELECTION OF DIRECTORS

At the 2016 Annual Meeting, our shareholders will elect eight directors to serve for a one-year term and until their successors are elected and qualified. Our articles of incorporation and bylaws provide for a Board of Directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the Board of Directors. Our Board of Directors is currently comprised of eight directors.

The Nominating and Corporate Governance Committee and the Board of Directors have nominated the eight individuals named in the table below for election as directors. All of the nominees are current members of the Board of Directors, including Mr. Siefried and Mr. Parsons who were appointed in September 2015. None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as described below.

Director Nominees	Age	Position
W. Glenn Hogan	54	Chairman of the Board of Directors
Michael T. Levy	47	Director
James M. Parsons	59	Director
Bradford T. Ray	57	Director
N. Marc Satterthwaite	52	Director
Dr. Edmond J. Seifried	69	Director
John T. Taylor	56	President, Chief Executive Officer and Director
W. Kirk Wycoff	57	Director

W. Glenn Hogan, a director since 2006, is founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky. Mr. Hogan has more than twenty-five years of real estate development experience and has developed millions of square feet of retail space in the Midwest and Southeast. He is a Certified Commercial Investment Member and a past president of the Kentucky State CCIM Chapter. Mr. Hogan brings executive decision making skills and his commercial real estate background strengthens our risk assessment function. He also is familiar with the banking industry from previous service on the Board of Directors of two other Louisville community banks. Mr. Hogan served as a director of US Wireless Online, Inc. from August 2005 until May 2006.

Michael T. Levy, a director since 2014, is President of Muirfield Insurance LLC of Kentucky, a Lexington, Kentucky insurance brokerage firm. An owner of Bluewater Farm, LLC, Mr. Levy is active in breeding and selling Thoroughbreds and serves as a board member of the Thoroughbred Owners and Breeders Association and Breeders Cup, Ltd. He is a graduate of the University of Pennsylvania. The lead producer in an insurance agency, Mr. Levy has intimate knowledge of the Lexington market, which has been identified as a target growth market in our strategic planning. He also has extensive experience in the equine industry, a niche market also identified in PBI Bank’s strategic plan.

James M. Parsons, a director since 2015, is the Chief Financial Officer of Ball Homes, LLC, a residential real estate development firm headquartered in Lexington, Kentucky with operations in Kentucky and Tennessee. Mr. Parsons has served with Ball Homes since 2005. Mr. Parsons previously served as President and CEO of ONB

Insurance Group. His background in accounting and real estate development finance strengthen the Board’s depth of experience in those areas. Mr. Parsons is a Certified Public Accountant and earned his bachelor’s degree in business administration and accounting from West Virginia University.

Bradford T. Ray, a director since 2014, served in various leadership roles at Steel Technologies, Inc., a steel processor, from 1981 to 2010, serving as CEO beginning in 1999 and as Chairman beginning in 2002. He served as an advisor to Steel Technologies, Inc. from 2010 to 2012. He has been a consultant with BTR Advisory Services since 2012 and has been an independent director at Global Brass and Copper Holdings, Inc. since December 10, 2014. Mr. Ray serves on the Board of Trustees of Bellarmine University in Louisville, Kentucky. He provides the experience and perspective of a former chief executive of a publicly traded manufacturing business.

N. Marc Satterthwaite, a director since 2014, is Vice President, Chief of Staff for Brown-Forman Corporation, covering North and South America, India, Middle East and Africa, as well as the Travel Retail Channel. Brown-Forman Corporation is a diversified producer of fine quality consumer products that is among the top 10 largest spirit and wine companies in the world. Mr. Satterthwaite currently oversees strategy formulation and implementation as well as distribution and route to consumer iniatives. He has held a variety of positions across sales, marketing, and operations since joining Brown-Forman in 1988. Within the beverage industry, he is currently serving as Vice Chairman of the NABCA Industry Advisory Committee. Mr. Satterthwaite is a graduate of Western Kentucky University and holds a master’s degree in business administration from University of New Orleans. Mr. Satterthwaite’s experience and expertise in management, marketing, sales and operational issues will be valuable in directing strategic goals and developing PBI Bank’s brand marketing.

Dr. Edmond J. Seifried, a director since 2015, is a principal in Seifried & Brew LLC, a community bank education center in Bethlehem, Pennsylvania. Dr. Seifried is also Professor Emeritus at Lafayette College in Easton, Pennsylvania, where he has served on the faculty of the Department of Economics and Business since 2006. Dr. Seifried previously served as Chief Economist and Economic Advisor for Sheshunoff Consulting and Solutions, a national bank consulting firm; Dean of the Banking Schools of both the Virginia and West Virginia Bankers Associations, and on the faculty of the Southwestern Graduate School of Banking in Dallas, Texas. Dr. Seifried received a bachelor’s degree from Indiana University, a master’s degree from the University of Connecticut, and a doctorate degree from West Virginia University, all in economics. Dr. Seifried provides experience and insight with respect to trends and developments affecting community banks nationally.

John T. Taylor joined us as President and a director of Porter Bancorp, and as President and Chief Executive Officer of PBI Bank in July 2012. He became Chief Executive Officer of Porter Bancorp in 2013. Prior to joining us, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky since 2007. Prior to joining American Founders, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. Mr. Taylor has over 30 years of banking experience in Kentucky and Ohio. Mr. Taylor has been actively involved in a number of civic and professional organizations. Mr. Taylor has a solid history of building organizations with a clear vision and strategy to build long-term enterprise value. He also has strong roots in Kentucky with significant experience in our key markets. He is a graduate of the University of Kentucky where he earned a Master’s and a Bachelor’s Degree in Business Administration.

W. Kirk Wycoff, a director since 2010, has more than thirty years of banking experience and is the Managing Partner of Patriot Financial Partners, L.P., a private equity fund headquartered in Philadelphia that focuses on investing in community banks and thrifts throughout the United States. He has been designated by Patriot Financial Partners to serve on our Board of Directors, as provided by our June 2010 stock purchase agreement. Mr. Wycoff served as Chairman of Continental Bank of Plymouth Meeting, Pennsylvania, a $500 million community bank which was acquired in 2015 by Bryn Mawr Bank Corporation. He served as President and CEO of Continental Bank from 2005 to 2007, and as Chairman and CEO of Progress Financial Corp from 1991 to 2004. During his tenure with Progress, the bank grew from $280 million in assets and seven offices, to more than $1.2 billion in assets and 21 offices. Earlier, Mr. Wycoff had served as Chairman and CEO of Crusader Savings Bank, a Philadelphia community bank, which he transformed into a profitable mortgage lender. He also held senior level positions with Girard Bank and the Philadelphia Savings Fund Society. Mr. Wycoff serves as a director of two other bank holding companies: Heritage Commerce Corp. and Guaranty Bancorp. Mr. Wycoff brings extensive leadership and community banking experience to our Board, including executive management experience, public company expertise and risk assessment skills. He also provides the perspective of a significant, non-employee investor.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The Board of Directors recommends that you vote “FOR” the election of the eight nominees.

Other Executive Officers

Name	Age	Position
Phillip W. Barnhouse	45	Chief Financial Officer; Chief Financial Officer and Chief Operating Officer of PBI Bank
John R. Davis	53	Chief Credit Officer of PBI Bank
Joseph C. Seiler	49	Executive Vice President of PBI Bank

Phillip W. Barnhouse became our Chief Financial Officer in 2012 and has served as Chief Financial Officer of PBI Bank since 2006. He became PBI Bank’s Chief Operating Officer in 2013. Mr. Barnhouse served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005. From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor’s degree in Accounting from Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

John R. Davis became Chief Credit Officer of PBI Bank in September 2012. Mr. Davis has the responsibility for establishing and executing credit quality policies and overseeing credit administration. He previously served as Executive Vice President and Chief Credit Officer of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky. Before joining American Founders in 2005, he served for 17 years in various commercial lending and credit administration positions of increasing authority with National City Bank. Mr. Davis earned his Bachelor’s degree in Business from the University of Louisville, an MBA from Bellarmine University and is a graduate of the Stonier Graduate School of Banking.

Joseph C. Seiler became Executive Vice President of PBI Bank and head of the Bank’s commercial banking business in August 2013. Mr. Seiler previously served as Executive Vice President, Asset Resolution Team, of PNC Bank, Inc. in Louisville, Kentucky. Before joining PNC Bank in 2009, he served as Executive Vice President and Managing Director, Investment Real Estate Group, for National City Bank of Louisville, Kentucky. Mr. Seiler earned his Bachelor’s degree in Economics from Centre College in Danville, Kentucky and an MBA from the University of Louisville.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted corporate governance principles that address the role and composition of our Board of Directors and the functions of our Board and the Board’s Committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Director Independence

Our corporate governance principles provide that a majority of the members of the Board of Directors must be independent from management. For this purpose, the Board has adopted director independence standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our corporate governance guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year. During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries.

In its 2016 review, the Board affirmatively determined that director nominees Michael T. Levy, James M. Parsons, Bradford T. Ray, N. Marc Satterthwaite, Dr. Edmond J. Seifried, and W. Kirk Wycoff are each independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

PBI Bank has an active Real Estate Listing and Property Management Agreement with Hogan Development Company, a firm in which our director, W. Glenn Hogan holds a controlling interest. As described under “Certain Relationships and Related Transactions,” this arrangement is reviewed and evaluated by the independent members of our Audit Committee as part of the Board’s annual assessment of director independence. We paid real estate management fees of $175,000 and $221,000 and real estate sales commissions of $632,000 and $64,000 to Hogan Development Company in 2015 and 2014, respectively. Fees paid annually to Hogan Development Company in 2015 were more than 5% of that firm’s consolidated gross revenues and preclude Mr. Hogan from being an independent director under the NASDAQ corporate governance rules.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the Board of Directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, potential director nominees and persons recommended by shareholders, if any. The Committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. While we do not have a separate diversity policy, the Committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the Board. When considering potential Board members, the Committee will look at all of the foregoing criteria and the current and anticipated needs of the Company. The various qualifications and criteria are normally considered at a Committee meeting during January of each calendar year so that the respective names can be placed on the ballot for the annual meeting which is customarily held in May. All of the nominees for election as directors at the annual meeting were nominated by the Committee. The Committee did not receive any shareholder nominations for directors.

Board Leadership Structure

In 2012, the Board’s five independent directors identified and hired John T. Taylor to serve in the primary leadership role for the Company. Mr. Taylor joined us as President of Porter Bancorp and as President and Chief Executive Officer of PBI Bank in July 2012. In 2013, Mr. Taylor was named CEO of Porter Bancorp and W. Glenn Hogan was named Chairman of the Board. Mr. Taylor is responsible for the executive leadership and management of the Company and the Bank. Mr. Taylor also serves as a Director of Porter Bancorp and PBI Bank.

Consistent with NASDAQ’s corporate governance rule, the independent directors meet regularly in executive session without management or non-independent directors in attendance. The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives. During 2015, the independent directors met periodically in executive session on an as-needed basis.

Board Structure and Committee Composition

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

The Audit Committee is responsible for and assists our Board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent auditors. The Audit Committee approves all audit engagement fees and terms, and must pre-approve any nonaudit services provided to the Company by the independent auditors. The Audit Committee met four times in 2015.

During the past year, our Audit Committee was comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite, and Mr. Wycoff. Our Board of Directors determined that all four of the members of the Audit Committee met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations, and that Mr. Wycoff qualified as an audit committee financial expert. Mr. Parsons, who also qualified as an audit committee financial expert, joined the Audit Committee in 2016.

Compensation Committee

Our Compensation Committee was comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite, and Mr. Wycoff over the past year. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Compensation Committee met one time in 2015.

The Compensation Committee is responsible for establishing a compensation policy that fairly rewards our executive officers for performance benefiting the shareholders and effectively attracts and retains executive talent necessary to successfully lead and manage the Company. In practice, our Chief Executive Officer, John T. Taylor, is expected to present a total compensation policy for the management team, which the Compensation Committee will evaluate and retains the right to modify or reject. The Compensation Committee is directly responsible for evaluating the performance of Mr. Taylor, and determining the details of his total compensation. The Committee also evaluates Mr. Taylor’s recommendations for the salaries and incentive compensation of other executives, which it will modify and authorize as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite, and Mr. Wycoff over the past year. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to our Board of Directors persons to be nominated for election as directors at each annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board. The Nominating and Corporate Governance Committee met two times in 2015.

Meeting Attendance

During 2015, our Board of Directors met 10 times. None of our current directors attended fewer than 75 percent of the total number of meetings of the Board of Directors and the committees on which he served. All directors and director nominees are expected to attend each annual meeting of shareholders, unless circumstances prevent them from doing so. All but one of our directors attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the Company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various standing committees of the Board also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the Board. The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers, which supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, President, and Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Director Compensation

Each non-employee director receives an annual grant of restricted shares having a market value of $25,000, based on the trading price of our common shares at the closing of trading on the grant date. The grant date is the first day of the month after our annual meeting of shareholders, which will ordinarily be June 1. Directors do not receive cash compensation.

Restricted shares are Common Shares that may not be transferred and are subject to forfeiture during a specified period. Otherwise, restricted shares have all of the rights of Common Shares during the restriction period, including the right to vote and the right to receive dividends. Restricted shares awarded to directors vest on December 31 of the year of grant. If a director ceases to serve on the Board of Directors for any reason, the director will automatically forfeit any unvested restricted shares. In the event of a change in control, the restrictions on the transfer of the shares will end. Under the Director Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The following table shows the compensation paid to non-employee directors in 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
W. Glenn Hogan	$—	$25,000	$—	$—	$25,000
Michael T. Levy	—	25,000	—	—	25,000
Bradford T. Ray	—	25,000	—	—	25,000
N. Marc Satterthwaite	—	25,000	—	—	25,000
W. Kirk Wycoff (2)	—	25,000	—	—	25,000

(1)	On June 1, 2015, each non-employee director received an award of 23,148 restricted shares with a grant date fair value of $1.08 per share. The restricted shares vested on December 31, 2015. The amounts in the Stock Awards column reflect the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2015. The assumptions used in the calculation of these amounts for awards granted in 2015 are included in Note 20 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	Mr. Wycoff’s restricted stock award is issued to Patriot Financial Manager LP.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,

AND PRINCIPAL SHAREHOLDERS

As of April 13, 2016, Porter Bancorp had 20,086,177 Common Shares issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of April 13, 2016 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of April 13, 2016, the number and percentage of Common Shares held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Class
Directors
John T. Taylor	425,000	2.1%
W. Glenn Hogan	2,224,379	11.1
Michael T. Levy	308,069	1.5
James M. Parsons	6,350	*
Bradford T. Ray	53,148	*
Dr. Edmond J. Seifried	353,571	1.8
N. Marc Satterthwaite	115,688	*
W. Kirk Wycoff(2)(3)	1,894,619	9.4
Other Named Executive Officers
John R. Davis	160,000	*
Phillip W. Barnhouse	107,590	*
Joseph C. Seiler	115,000	*
Named Executive Officers and Directors as a Group (9 persons)	5,763,414	28.7%

*	Represents beneficial ownership of less than 1%.
(1)	The business address for these individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 1,533,652 Common Shares held by Patriot Financial Partners, L.P. and 264,977 Common Shares held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Mr. Wycoff. Also includes 95,990 shares issued to Patriot Financial Manager LP as compensation for Mr. Wycoff’s service as a non-employee director of Porter Bancorp.
(3)	Does not include 6,858,000 shares of non-voting common shares held by the Patriot Funds. The non-voting common shares converts into voting common shares upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth beneficial ownership information for each shareholder who is not a director and is known to us to own 5% or more of the outstanding shares of our common shares, based on public filings made with the SEC.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class
The Estate of J. Chester Porter (1) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	3,198,668	15.9%
Maria L. Bouvette (2) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	2,813,128	14.0%
Patriot Financial Group(3) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	1,894,619	9.4%

(1)	The information is included in reliance upon Form 3 filed with the SEC by the Estate of J. Chester Porter on December 4, 2014.
(2)	The information is included in reliance upon Form 4 filed with the SEC by Maria L. Bouvette on April 6, 2016.
(3)	Patriot Financial Group is also the beneficial owner of 6,858,000 non-voting common shares. Each share of non-voting preferred stock converts into one share of voting common shares upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a banking institution, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. However, any such loans we make must be:

•	made in the ordinary course of our consumer credit business;

•	of a type we generally make available to the public; and

•	made on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2015, we had no loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank, or the firms and corporations in which they have at least a ten percent beneficial interest.

Our officers, directors and principal shareholders and their affiliates, as well as certain of the officers and directors of PBI Bank and their affiliates, have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit. All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions in Which Related Parties Have an Interest

In December 2014, we completed a non-cash equity exchange transaction with the accredited investors who acquired all of our issued and outstanding Series A Preferred Shares from the United States Treasury in a public auction. The investors included two individuals who were directors at the time, W. Glenn Hogan and Michael T. Levy, as well as Patriot Financial Partners L.P. and Patriot Financial Partners Parallel L.P. (the “Patriot Funds”), funds for whom one of our directors, W. Kirk Wycoff, was serving as general partner. Mr. Hogan exchanged 5,000 Series A Preferred Shares and received 17,143 mandatorily convertible Series B Preferred Shares, 885 Series E Preferred Shares, and 1,405 Series F Preferred Shares. Mr. Levy exchanged 750 Series A Preferred Shares, and received 257,143 Common Shares, 133 Series E Preferred Shares, and 211 Series F Preferred Shares. Patriot Funds exchanged 19,688 Series A Preferred Shares, 317,042 Series C Preferred Shares, and 753,263 warrants to purchase non-voting common shares, and received 6,250 mandatorily convertible Series B Preferred Shares, 64,580 mandatorily convertible Series D Preferred Shares, and 3,486 Series E Preferred Shares.

Following shareholder approval on February 25, 2015, Mr. Hogan’s Series B Preferred Shares converted into 1,714,300 common shares and the Patriot Funds’ Series B Preferred Shares converted into 625,000 Common Shares. The Patriot Funds’ Series D Preferred Shares also converted into 6,458,000 Non-Voting Common Shares.

The Series E and Series F Preferred Shares received by Mr. Hogan, Mr. Levy and the Patriot Funds in the exchange transaction are not convertible into Common Shares, have a liquidation preference of $1,000 per share, and are entitled to a 2% noncumulative annual dividend if and when declared. The Series E and Series F Preferred Shares rank senior to our Common Shares and Non-Voting Common Shares with respect to dividend and liquidation rights.

Dr. Edmond J. Seifried, who was appointed to our Board in September 2015, but was not a director at the time of the non-cash equity exchange in December 2014, also participated in the transaction as an investor. In exchange for the 1,031 Series A Preferred Shares that Dr. Seifried acquired in the public auction and the rights to the accrued and unpaid dividends thereon, the Company issued to Dr. Seifried 353,571 Common Shares, 183 Series E Preferred Shares, and 290 Series F Preferred Shares.

On September 30, 2015, we completed a common equity for debt exchange with holders of $4.0 million of the capital securities of one of the Company’s trust subsidiaries, Porter Statutory Trust IV (the “Trust Securities”). Accrued and unpaid interest on the Trust Securities totaled approximately $330,000. In exchange for the $4.3 million debt and interest liability, the Company issued 800,000 Common Shares and 400,000 Non-Voting Common Shares. In the transaction, a wholly owned subsidiary of the Company acquired one-third of the Trust Securities directly from an unrelated third party in exchange for 400,000 Common Shares, resulting in an $883,000 gain on extinguishment of debt. The $883,000 gain was determined based upon the difference in the $560,000 fair value of the Common Shares issued and the $1.4 million book value of the debt securities and accrued interest thereon tendered by the unrelated third party on the date of closing. The fair value of the Common Shares issued to the unrelated third party was $1.40 per share, the NASDAQ closing price of the Common Shares on September 30, 2015. The subsidiary also acquired two-thirds of the Trust Securities having a total book value of $2.9 million from W. Glenn Hogan and the Patriot Funds, both related parties, in exchange for the issuance of 400,000 Common Shares and 400,000 Non-Voting Common Shares, respectively. The exchange with the related parties was treated as a capital transaction.

PBI Bank is party to a Real Estate Listing and Property Management Agreement with Hogan Development Company, an entity controlled by a director, W. Glenn Hogan. The agreement, which expires in 2018, provides that Hogan Development Company will assist PBI Bank in onboarding, managing, and selling the Bank’s other real estate owned. This arrangement was reviewed and evaluated by the independent members of our Audit Committee at its inception in 2013 and again when the Board of Directors made its annual assessment of Mr. Hogan’s independence. We paid real estate management fees of $175,000 and $221,000 and real estate sales and leasing commissions of $637,000 and $64,000 to Hogan Development Company in 2015 and 2014, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common shares, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2015 all reporting persons complied with the filing requirements of Section 16(a), other than Mr. Satterthwaite who filed one report after the filing deadline.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs, and implementing and administering all aspects of our benefit and compensation plans and programs. Our Compensation Committee is currently comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite and Mr. Wycoff.

In 2015 all of the committee members met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. We did not engage any compensation consultants to assist the Compensation Committee in determining the compensation paid to our executives in 2015.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders. To promote this philosophy, we have established the following objectives:

•	provide fair and competitive compensation to executives, based on their performance and contributions to our Company, that will attract, motivate and retain individuals that will enable our Company to successfully compete with other financial institutions in our markets;

•	provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, Company financial performance, achievement of strategic goals and Company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

•	ensure that the interests of our executives are aligned with our shareholders’ interests.

Overview

In 2012 and 2013, we made several significant changes to the senior management of Porter Bancorp and PBI Bank. A search committee comprised of five independent directors, including all of the members of the Compensation Committee at that time identified and recruited new senior executives of PBI Bank. Through this process, we hired President and CEO John T. Taylor, Chief Credit Officer John R. Davis, and Joseph C. Seiler as head of Commercial Banking. We also promoted Phillip W. Barnhouse to serve as Chief Financial Officer and Chief Operating Officer. In addition, for the first time we entered into employment agreements with our senior executive officers setting forth the negotiated terms of their compensation arrangements, including provision for severance compensation in certain circumstances. The employment agreements with the four named executive officers are described after the Summary Compensation Table under “Executive Compensation” below.

To induce talented and capable individuals to leave positions with another financial institution to join our organization, we need to offer a competitive compensation package including incentive compensation. However, until December 2014, our ability to offer incentive compensation was limited by the U.S. Treasury’s rules governing the compensation paid to the named executive officers of financial institutions that have participated in Treasury’s Capital Purchase Program. Those rules prohibited us from entering into cash incentive arrangements based on achievement of performance goals with our named executive officers. In addition, although it was important to offer an equity component that would allow the executives to share in the potential upside if and when our financial results improve and the trading price of our stock recovers, the only form of incentive compensation we could offer under Treasury’s rules was restricted stock with long-term restrictions on transferability. The employment agreements we entered into provided for grants of long-term restricted stock during each agreement’s first two years.

In December 2014, the U.S. Treasury sold our Series A Preferred Shares in an auction at a price representing less than 10% of the principal and accrued unpaid interest due on those shares. Under the U.S. Treasury’s compensation rules, this resulted in the restrictions on the transfer of the restricted stock granted to our named executive officers under the terms of their initial employment with us effectively becoming permanent. This outcome undermined the incentive purpose of the awards, since the executive officers we have appointed since 2012 could never realize a financial return if they could never sell or transfer the shares.

On March 25, 2015, we modified the equity compensation arrangements with our senior management team to restore the incentive that was intended by including equity grants in their employment agreements. The Compensation Committee and the named executive officers mutually agreed to terminate the restricted stock awards that were subject to permanent restrictions on transfer, making those shares again available for issuance under our 2006 Stock Incentive Plan. We also made new service-based restricted stock awards to our named executive officers. The new awards vest over four years, with one-third of the shares vesting on each of the second, third and fourth anniversaries of the date of grant. The following table shows the number of restricted shares subject to permanent restrictions on transfer that were terminated and the number of new restricted shares granted on March 26, 2015.

	Permanently Restricted Shares Terminated	Restricted Shares Granted
John T. Taylor	267,542	425,000
John R. Davis	120,937	160,000
Joseph C. Seiler	100,000	115,000
Phillip W. Barnhouse	50,000	100,000

Total	538,479	800,000

In determining the amounts of the new grants, we considered the original dollar value of the equity grant originally included in each officer’s employment agreement; the closing trading price of our Common Shares on March 25, 2015, which was $0.83 per share; the higher trading prices of our Common Shares on the dates when the permanently restricted shares were originally issued; and each officer’s responsibilities and performance since the employment agreements were initially signed.

Executive Compensation Components

Our compensation program is comprised of three components:

•	Base salary that is competitive with levels paid by comparable financial institutions;

•	Annual incentive cash payments based on the attainment of targeted performance goals; and

•	Equity-based compensation, generally in the form of restricted stock awards, based on the attainment of targeted performance goals.

The executive compensation plan provides a compensation package that is driven by our overall financial performance and is intended to be competitive with the public and non-public financial institutions in our market, thereby enabling us to attract and retain executives who we believe are critical to our future success. The plan establishes a range of percentages of total compensation for each of the three components set forth above. For each of our executives, base salary constitutes between 50% and 70% of total compensation, cash incentives constitute up to 25% of base, and equity based compensation constitutes up to 25% of base. The Committee establishes the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary. When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market. Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business depends upon to be successful.

For 2015, the Committee used the same process for evaluating base salaries for all of our named executives as has been used in previous years. The Committee reviewed 2014 publicly available national peer group data as compiled by SNL Financial in its 2015 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions. The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans. The peer groups were: (i) the 50 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 34 financial institutions nationwide with assets of $1 billion to $5 billion and a return on average equity (ROAE) of less than 5.00%. As of December 31, 2015, we had total assets of approximately $948.7 million, average assets for 2015 of approximately $984.4 million, average assets for 2014 of approximately $1.049 billion, and our ROAE for 2015 was approximately (0.33%) compared to (32.9%) for 2014.

The following table shows the median base salary for 2014 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$400,000	$450,000
CFO	221,616	226,539
COO	215,243	228,800
CCO	242,209	271,923

The following table shows the median total compensation for 2014 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$791,401	$760,259
CFO	381,219	363,506
COO	366,173	347,414
CCO	425,244	401,391

Cash and Equity Incentives. Our cash and equity incentive plan awards cash and equity bonuses based on a weighted scoring of Company performance metrics across a range of pre-determined targets. The five metrics are ratios customarily used to evaluate the performance of banks. No bonus is paid unless actual performance attains at least Goal Level 2. The maximum cash bonus is 25% of base salary. For 2015, the Compensation Committee set the maximum equity bonus for senior executives at 25% of base salary. Equity incentive awards are generally granted between April to June each year when we have received all of the data necessary to make the calculations. Under the 2015 Incentive Compensation Plan, our CEO and named executives qualified to receive cash and equity incentive compensation equal to 8.44% and 8.44% of base salary, respectively. The following table shows the pre-established 2015 target ranges and actual results by category.

PBI Bank, Inc.
2015 Executive Incentive Compensation Plan
2015 Plan		Goal Level					Results
Metric		($in millions)					Achieved	Cash	Equity
# Metric Description	Weight	1	2	3	4	5	Level	Scored %	Scored %
1 Pre-tax net income*	25%	$—	$1.000	$1.500	$2.000	$2.500	1	0.00%	0.00%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	3.13%	6.25%	9.38%	12.50%
2 Non-interest income	20%	$3.600	$3.850	$4.100	$4.350	$4.600	2	1.25%	1.25%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	2.50%	5.00%	7.50%	10.00%
3 Non-interest expense	15%	$36.300	$35.800	$35.300	$34.600	$33.900	1	0.00%	0.00%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	1.88%	3.75%	5.63%	7.50%
4 Core Deposits**	15%	$300.000	$320.000	$340.000	$360.000	$380.000	2	0.94%	0.94%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	1.88%	3.75%	5.63%	7.50%
5 Non-performing Assets***	25%	$93.000	$80.000	$70.000	$50.000	$40.000	5	6.25%	6.25%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	3.13%	6.25%	9.38%	12.50%

Max Cash Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%	Total	8.44%

Max Equity Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%	Total		8.44%

Notes:

Plan is based on 5 key performance metrics at bank level - no points earned for first column of achievement. Payouts are at the discretion of the Compensation Committee. Up to 25% of base pay may be earned in cash bonus and up to 25% of base pay may be earned in share-based compensation (CEO/EVP)

*	Excludes gain on sale of securities, OTTI charges, and other non-recurring items as determined at the Compensation Committee’s discretion.
**	Total Deposits excluding CD, IRA, and Public Funds.
***	Includes loans past due 90+ accruing, non-accrual loans, OREO, and Repo.

For 2016, the Compensation Committee set both the maximum cash incentive award and the maximum equity incentive award at 25% of base salary. The other elements of our cash and equity incentive plan are largely unchanged. The following table shows the pre-established 2016 target ranges:

PBI Bank, Inc.
2016 Executive Incentive Compensation Plan
2016 Plan		Goal Level
Metric		($ in millions)
# Metric Description	Weight	1	2	3	4	5
1 Pre-tax net income*	25%	$4.500	$5.000	$5.500	$6.000	$6.500
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	3.13%	6.25%	9.38%	12.50%
2 Loan growth	20%	$610.000	$628.000	$646.000	$665.000	$683.000
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	2.50%	5.00%	7.50%	10.00%
3 Non-interest expense	15%	$32.500	$32.000	$31.500	$31.000	$30.500
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	1.88%	3.75%	5.63%	7.50%
4 Core deposits**	20%	$335.000	$355.000	$375.000	$395.000	$405.000
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	2.50%	5.00%	7.50%	10.00%
5 Asset quality***	20%	70%	60%	50%	40%	30%
% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	2.50%	5.00%	7.50%	10.00%

Maximum Cash Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%

Maximum Equity Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%

Notes:

Plan is based on 5 key performance metrics at bank level - no points earned for first column of achievement.

Up to 25% of base pay may be earned in cash bonus and up to 25% of base pay may be earned in share-based compensation (CEO/EVP).

*	Excludes gain on sale of securities, OTTI charges, and other non-recurring items as determined at the Compensation Committee’s discretion.
**	Total Deposits excluding CD, IRA, and Public Funds.
***	Classified assets to capital: (substandard loans + oreo)/(tier 1 equity capital + ALLL).

Other Benefits

Supplemental Executive Retirement Plan. In 2004, PBI Bank established a Supplemental Executive Retirement Plan (SERP) to provide additional benefits for certain key officers. Phillip W. Barnhouse is the sole executive officer who participates in the SERP. There are no intentions to adjust his payments or add additional participants to this plan.

The SERP requires that we pay each participant at retirement, or his or her beneficiaries at death, monthly retirement income for 10 years equal to 30% of the participant’s age 62 projected salary at the inception of the plan. Participants begin to vest in this benefit after five years of service and fully vest after ten years of service. In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control. The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” below.

The estimated cost of the plan is accrued over the period of active employment of the participants, of which there are seven. As of December 31, 2015, $1.3 million had been accrued as a liability for the plan, and the amount charged to operations in 2015 totaled $121,000. In order to provide earnings to offset plan expenses, life insurance was purchased on the plan participants. As of December 31, 2015, the cash surrender value of the company owned life insurance was approximately $9.4 million. Income earned from the cash surrender value of the life insurance totaled $295,000 in 2015.

401(k) Plan. All of our full and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Employees may contribute a portion of their compensation up to the limitations imposed by federal tax laws. We make a matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. We have the discretion to make an additional contribution each plan year. No discretionary contributions were made in 2015.

Incentive Compensation Plan Risk Assessment

The Compensation Committee met with the Company’s senior risk officers in March 2015 and March 2016 to review the Company’s incentive compensation plans. The Company’s senior risk officers discussed with the Committee the long and short term risks to the value of the Company, and how compensation elements might incentivize senior executive officers or other employees. As part of this assessment, the Committee identified all of the Company’s incentive plans. The Committee then reviewed its previously established risk objectives, which are:

•	Awards should be structured to be paid over a time horizon that takes into account the risk horizon so that the payment reflects whether the employee’s performance over the service period has contributed to the long-term value of the Company;

•	The incentive must reflect competitive compensation sufficient to retain and recruit talented employees to contribute to the Company’s future success;

•	Compensation should be allocated among various short and long term incentives and among equity and cash incentives based on the specific role of the employee;

•	A significant portion of senior level position compensation should be long-term compensation that aligns the interest of the employee with the interests of shareholders;

•	The performance period for performance pay should be tailored to encompass individual performance or performance of the relevant business unit, taking into account business objectives, and taking into account multiple factors such as revenue production, expertise, compliance, and leadership;

•	Performance measures may relate to employee compliance with corporate policies;

•	The performance measures should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

•	That a significant portion of compensation should be performance-based for higher levels of responsibility.

The Committee then identified the possible risk factors that should be considered in reviewing the various incentive compensation plans. These risks included:

•	Financial Risk: Risk that employee compensation plans or features could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

•	Regulatory Risk: Risk of financial or reputational loss caused by a failure to comply with legal rules, regulations or guidelines, including those set by regulatory bodies;

•	Credit Risk: Risk that a plan or feature could encourage a lender to promote a loan transaction that is not in the Company’s best interest and the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

•	Operational Risk: Risk that losses could arise from human error, including judgmental error, or a failure in internal controls or systems related to the Company’s incentive plans;

•	Reputational Risk: Risk of exposure to criticism from shareholders, the general public and customers, difficulty with proxy voting on proposals regarding executive compensation and/or share availability, and Board embarrassment;

•	Litigation Risk: Risk of losses and other expenses that arise from alleged breaches or violations of compensation plans; and

•	Enterprise Risk: Risk that could endanger the Company’s existence as an ongoing enterprise;

The Committee then reviewed each of the plans. The Committee identified the risks involved with each of the plans and determined that the risks involved in each of the plans was acceptable, subject to compliance with internal controls and normal monitoring. As a result, the Committee determined that none of the Company’s plans created risks that were reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Committee certifies: (1) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Porter Bancorp; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Porter Bancorp; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Porter Bancorp to enhance the compensation of any employee.

The Compensation Committee

Michael T. Levy, Chairman

Bradford T. Ray

N. Marc Satterthwaite

W. Kirk Wycoff

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s Chief Executive Officer, Chief Financial Officer, and the other most highly paid executive officers (these individuals are referred to as the “named executive officers”) during the year ended December 31, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Award(1)	Non-Equity Incentive Plan Compensation(2)	Change in Nonqualified Deferred Compensation Earnings(3)		All Other Compensation(5)	Total
John T. Taylor President and CEO	2015 2014 2013	$375,000 375,000 375,000	$378,250 — —	$31,650 — —	$	— — —	$7,332 6,500 6,500	$792,232 381,500 381,500
John R. Davis Chief Credit Officer	2015 2014 2013	235,000 235,000 235,000	142,400 — —	19,834 — —		— — —	5,700 5,220 5,220	402,934 240,220 240,220
Joseph C. Seiler Head of Commercial Banking (4)	2015 2014 2013	230,000 230,000 174,808	102,350 — —	19,412 — —		— — —	5,600 5,600 1,738	357,362 235,600 176,546
Phillip W. Barnhouse Chief Financial Officer	2015 2014 2013	225,000 225,000 209,615	89,000 — —	18,990 — —		21,806 20,539 38,052	5,725 5,712 5,645	360,521 251,251 253,312

(1)	On March 26, 2015, we modified the equity compensation arrangements with our senior management team to restore the incentive that was intended in when equity grants were included in their original employment agreements. The Compensation Committee and the named executive officers mutually agreed to terminate the restricted stock awards made in 2012, 2013, and 2014, because those shares became subject to permanent restrictions on transfer when the U.S. Treasury sold our preferred stock at a substantial discount in a public auction in 2014. The Company made new service-based restricted stock awards to our named executive officers that vest over four years, with one-third of the shares vesting on the second, third, and fourth anniversaries of the grant date. The grant date fair value per share for each restricted stock award granted in 2015 to each of the named executive officers was $0.89. The terminated restricted stock awarded to Mr. Taylor had grant date fair values of $34,349, $187,640, and $83,171 in 2014, 2013, and 2012, respectively. The terminated restricted stock awarded to Mr. Davis had grant date fair values of $99,361 and $48,130 in 2013 and 2012, respectively. Mr. Davis was not awarded restricted stock in 2014. The terminated restricted stock awarded to Mr. Seiler had grant date fair values of $51,840 and $78,200 in 2014 and 2013, respectively. The terminated restricted stock awarded to Mr. Barnhouse had a grant date fair value of $85,000 in 2013. Mr. Barnhouse was not awarded restricted stock in 2014 or 2012. Grant date fair values for restricted stock awarded in 2014 and 2013 and subsequently terminated have been omitted from the table.
(2)	Our cash and equity incentive plan is discussed in further detail under “Compensation Discussion and Analysis — Executive Compensation Components — Cash Incentives.”
(3)	The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit. Please see the Pension Benefits table for an explanation of benefits and disclosure of present value of accumulated benefit as of December 31, 2015.
(4)	Mr. Seiler joined PBI Bank as Head of Commercial Banking in April 2013.
(5)	All other compensation for the named executive officers is set forth below:

Name	Vehicle Allowance	401(k) Matching Contribution	H S A Matching Contribution	Life Insurance Premiums Paid for Benefit of Employee	Director Fees	Total Other Compensation
John T. Taylor	$—	$5,300	$1,000	$1,032	$—	$7,332
John R. Davis	—	4,700	1,000	—	—	5,700
Joseph C. Seiler	—	4,600	1,000	—	—	5,600
Phillip W. Barnhouse	—	4,024	1,000	701	—	5,725

Employment Agreements

Before 2012, we had no employment agreements with our executive officers. When the search committee of our Board of Directors recruited John Taylor and John Davis to join our organization in 2012, it negotiated an employment agreement with each of them setting forth their compensation and other terms of employment. We also entered into employment agreements with Joseph C. Seiler who joined the Company as Head of Commercial Banking in April 2013 and Phillip W. Barnhouse, who became Chief Financial Officer of Porter Bancorp in 2012 and Chief Operating Officer in 2013. The terms of the employment agreements with our named executive officers are summarized below.

Our status as a “troubled institution” requires that the compensation we propose to pay any executive officer must comply with federal banking regulations and be approved in advance by bank regulatory agencies. In accordance with those regulations, the employment agreements limit severance payments upon termination of employment to one year’s salary and include a “claw-back” provision that entitles the Bank to recover any severance paid if it is subsequently determined that violations of law or certain other enumerated adverse events occurred.

Term. Each of the employment agreements has an initial three-year term. Prior to the second annual anniversary of the effective date, and prior to each annual anniversary thereafter, the Board of Directors of each of the Company and the Bank may approve a one-year extension of the term of the agreement following a review of the executive’s performance, subject to the receipt of any required bank regulatory consents. The Board of Directors must give the executive written notice of any decision not to extend the term not less than 30 days before the next applicable anniversary of the effective date, in which case the agreement will terminate at the conclusion of its remaining term. The expiration dates of the current terms of the agreements with each of the executive officers are shown below:

John T. Taylor	August 1, 2016
John R. Davis	September 23, 2016
Joseph C. Seiler	August 7, 2016
Phillip W. Barnhouse	August 7, 2016

Base salary. The initial annual base salaries of our executive officers are shown below:

John T. Taylor	$375,000
John R. Davis	235,000
Joseph C. Seiler	230,000
Phillip W. Barnhouse	225,000

The Board of Directors may increase an executive’s base salary from time to time, but may only decrease it with his express written consent.

Restricted stock awards. From 2009 through 2014, all of the equity awards granted to our named executives were in the form of “long-term restricted stock” as defined in the U.S. Treasury’s compensation regulations that applied to all financial institutions in which the U.S. Treasury held preferred stock purchased under its Capital Purchase Program. Long-term restricted stock has a two-year service vesting requirement, but becomes transferable only in 25% increments if, and to the extent that, the U.S. Treasury receives payment of principal and accrued unpaid interest upon redemption or sale. The rules also limited the value of the awards in any year to one-third of the executive’s aggregate cash and equity compensation for the year.

The employment agreements we entered into with Mr. Taylor and Mr. Davis upon the commencement of their employment in 2012 included awards of restricted stock having a certain grant date fair values — $250,000 for Mr. Taylor and $125,000 for Mr. Davis. The restricted shares to be awarded under the employment agreement were granted over an extended period, due to the limits imposed by the U.S. Treasury’s compensation rules and the number of shares then available for awards in the Company’s 2006 Stock Incentive Plan. After shareholders approved an increase in the number of shares available under our 2006 Stock Incentive Plan at the 2013 annual meeting, we were able to award Mr. Taylor and Mr. Davis additional shares of restricted stock due under their employment agreements. Mr. Taylor was awarded the remaining shares due under his employment agreement on January 29, 2014.

Mr. Seiler’s employment agreement provided for a restricted stock award having a grant date value equal to one-third of his projected total cash and equity compensation for 2013. Mr. Seiler was awarded 46,000 shares having a grant date value of $78,200 on August 7, 2013.

Mr. Barnhouse’s employment agreement provided for a restricted stock award of 50,000 shares on August 7, 2013. The grant date value was $85,000.

The following table shows the number and grant date fair value of the restricted shares awarded to our named executive officers under their employment agreements.

	Grant Date	Shares Awarded	Grant Date Fair Value
John T. Taylor	August 2, 2012	53,659	$83,171
	January 2, 2013	62,103	48,440
	September 30, 2013	116,000	139,200
	January 29, 2014	35,780	34,349
John R. Davis	September 24, 2012	22,386	48,130
	January 2, 2013	45,000	35,100
	September 30, 2013	53,551	64,261
Joseph C. Seiler	August 7, 2013	46,000	78,200
Phillip W. Barnhouse	August 7, 2013	50,000	85,000

In December 2014, the U.S. Treasury sold our Series A Preferred Shares in an auction at a substantial discount to the outstanding principal and accrued unpaid interest due on those shares, resulting in the restrictions on the transfer of the restricted stock granted to our named executive officers effectively becoming permanent. This outcome undermined the incentive purpose of the grants, since our named executive officers could not realize a financial return if they could never sell or transfer the shares. As previously discussed under “Compensation Disclosure and Analysis – Overview,” the Compensation Committee and Board of Directors addressed this issue on March 26, 2015, by agreeing to terminate the restricted stock subject to permanent transfer restrictions and making new restricted stock grants to the named executive officers. The number and grant date fair value of the restricted stock awarded to our named executive officers on March 26, 2015 are shown under “Grants of Plan-Based Awards,” below.

Vesting and Transfer Restrictions. One-third of the restricted stock granted to the named executive officers in 2015 vests on the second anniversary date of the grant and one-third vests on each of the next two anniversary dates, provided the executive officer continues to be employed by the Company or the Bank. Vesting will accelerate upon the executive’s death or disability, or in the event of a change in control of the Company (as defined in the rules under Section 409A of the Internal Revenue Code).

Termination of employment. The employment agreements provide that if the executive’s employment is terminated for one of the following reasons, he will have no right to compensation or other benefits for any period after the date of termination:

•	termination for “Cause”;

•	as a result of disability, retirement or death; or

•	by the executive other than for “Good Reason.”

If the executive’s employment is terminated for one of the following reasons:

•	by the Company other than for Cause, disability, retirement or death;

•	by the executive for Good Reason; or

•	by the Company for other than Cause, disability, retirement or death within six months following the expiration of the term of the agreement;

and if the executive has been employed for at least one year as of the date of termination, then the executive will be entitled to a cash severance amount equal to one times his then current annual base salary, not to exceed the maximum amount that would not constitute a “parachute payment” under the Internal Revenue Code.

The executive’s right to the severance payment is subject to the expiration of his employment agreement for a reason other than non-renewal by the executive and that neither the Company nor the Bank is deemed to be in “troubled condition” under federal banking laws as of the date of termination of employment. In addition, the obligation of the Company and the Bank to pay the severance amount is subject to several conditions, including the executive’s execution of a general release of claims and a determination that the executive has not committed any fraudulent act or omission or any breach of fiduciary duty, is not substantially responsible for the insolvency or troubled condition of the Company or the Bank, and has not materially violated any applicable federal or state banking law or regulation, or violated certain other provisions of federal law.

The employment agreements define “Cause” as termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of the agreement.

“Good Reason” is defined as any material change in the Metro Louisville, Kentucky location at which the executive must perform his services or any material breach of the employment agreement by the Company and the Bank, including:

•	a material diminution in the executive’s base compensation,

•	a material diminution in his authority, duties or responsibilities, or

•	any change in the executive’s reporting duties.

Prior to any termination for Good Reason, the executive must provide written notice within 90 days of the initial existence of the condition, and the Company and the Bank will have the right to remedy the condition within 30 days of receipt.

Restrictive covenants. The employment agreements include covenants not to compete with the Company and the Bank and not to solicit their employees and customers for a period of 12 months after termination of employment unless the executive’s employment is terminated in connection with or following a Change in Control of the Company or the Bank (as defined under Section 409A of the Internal Revenue Code and the regulations thereunder). The agreements also include covenants to maintain the confidentiality of the confidential information of the Company and the Bank other than in the course of performing services for them.

Grants of Plan-Based Awards

The following table details all equity-based and non-equity awards granted in 2015 to each of the officers named in the Summary Compensation Table.

Our equity grants have been issued under the Porter Bancorp, Inc. 2006 Stock Incentive Plan. The 2006 Plan authorizes the issuance of up to 1,563,050 shares in the form of stock options and restricted stock awards. Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Company is currently awarding restricted stock only. The method for granting restricted stock is more fully described in the Compensation Discussion and Analysis.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold	Maximum	Threshold	Maximum
John T. Taylor	3/25/15	n/a	n/a	n/a	n/a	425,000	$378,250
	3/25/15	$3,525	$93,750	$3,525	$93,750	n/a	n/a
John R. Davis	3/25/15	n/a	n/a	n/a	n/a	160,000	142,400
	3/25/15	2,209	58,750	2,209	58,750	n/a	n/a
Joseph C. Seiler	3/25/15	n/a	n/a	n/a	n/a	115,000	102,350
	3/25/15	2,162	57,500	2,162	57,500	n/a	n/a
Phillip W. Barnhouse	3/25/15	n/a	n/a	n/a	n/a	100,000	89,000
	3/25/15	2,115	56,250	2,115	56,250	n/a	n/a

(1)	Under our incentive plan, the maximum cash incentive award and the maximum equity incentive award the named executive officers can earn are each 25% of base salary based upon the attainment of the Level 5 goal for all financial metrics. The minimum equity incentive award represents attainment of the Level 2 goal for the lowest weighted financial metric.
(2)	The shares were awarded to the named executive officers after restricted stock awarded under the terms of employment agreements became subject to permanent restrictions on transfer and were terminated by mutual consent. See Employment Agreements – Restricted Stock Awards, above. The market value of Porter Bancorp, Inc. common shares was $0.89 per share on March 25, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock awards at December 31, 2015. None of our named executive officers had outstanding options as of that date.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
John T. Taylor	425,000	$607,750	—	$—
John R. Davis	160,000	228,800	—	—
Joseph C. Seiler	115,000	164,450	—	—
Phillip W. Barnhouse	100,000	143,000	—	—

(1)	Restricted shares were granted on March 26, 2015. One-third of the shares vests on the second anniversary date of grant and one-third on each of the next two anniversary dates of the grant.
(2)	Based on the $1.43 per share closing price of Porter Bancorp, Inc. common shares on December 31, 2015.
(3)	The issuance of shares earned as equity incentive compensation under the 2015 Plan is subject to shareholder approval of the 2016 Omnibus Equity Compensation Plan. See “Compensation Discussion and Analysis — Executive Compensation Components — Cash and Equity Incentives” and “Item 4: Approval of the 2016 Omnibus Equity Compensation Plan.”

Option Exercises and Stock Vested

The following table shows stock awards that vested during 2015. None of our named executive officers hold stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
John T. Taylor	—		—
John R. Davis	—		—
Joseph C. Seiler	—		—
Phillip W. Barnhouse	484	(1)	$421	(2)

(1)	One-fifth of the restricted shares awarded on March 9, 2010 vested on March 9, 2015.
(2)	Based on the closing price of $0.87 per share of our common shares at March 9, 2015.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by PBI Bank in July 2004.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
Phillip W. Barnhouse	Supplemental executive retirement plan	n/a	$185,857	$—

(1)	Reports the present value of the obligation to each executive upon retirement at age 62 as of the end of the fiscal year. The plan is designed to provide monthly retirement income to the executive for ten years equal to 30% of his projected salary at age 62. This projected salary was determined at plan inception. The present value utilizes a discount rate of 6%. The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Potential Payments upon Termination or Change-in-Control

The employment agreements with each of our executive officers provide that the executive would currently be entitled to receive a lump sum cash severance payment equal to the executive’s current annual base salary upon termination of employment due to death or disability, as described above under Employment Agreements – Termination of Employment.

The market value of unvested restricted shares held by our executive officers as of December 31, 2015, which shares would vest upon a change-in-control of the Company, is shown in the table under “Outstanding Equity Awards at Fiscal Year-End,” above.

Mr. Barnhouse, the remaining active executive participant in the SERP, is entitled to certain benefits under that Plan upon retirement or other termination of employment. Upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62. A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) the replacement of a majority of our directors during any twelve-month period by directors whose appointment or election was not endorsed by a majority of the directors prior to the date of such appointment or election, or (c) the adoption of a merger, consolidation or reorganization plan by the Board of Directors in which the Company is not the surviving entity. Under this change of control provision, Mr. Barnhouse would have received a lump sum payment equal to $306,342 if terminated on December 31, 2015 and a change of control of the Company had occurred within three years prior to such date. The SERP is described in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Except for the benefits described in this section, and the automatic vesting of outstanding restricted stock upon a change of control, we have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by shareholders	—	n/a	489,366

Equity compensation plans not approved by shareholders	n/a	n/a	n/a

Total	—	—	489,366

(1)	There were 303,592 shares remaining available for issuance under our 2006 Stock Incentive Plan as stock options or restricted stock grants at December 31, 2015. There were 185,774 shares remaining available for issuance under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock at December 31, 2015.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation policies and decisions are designed to promote the Company’s business strategies and the interests of its shareholders by providing incentives needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the 2016 Annual Meeting:

“RESOLVED, that the shareholders of Porter Bancorp, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in that proxy statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program. Proxies submitted to us without instructions will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: REVERSE STOCK SPLIT

The Reverse Stock Split Proposal is essentially the same proposal that our shareholders approved in 2015. It would authorize Board of Directors to implement a reverse stock split during the twelve-month period ending on the date of the 2017 Annual Meeting. The Board would also be authorized to select a reverse split ratio within the range of 1-for-2 up to 1-for-10 (the “Reverse Stock Split”).

In the Reverse Stock Split, the Company’s Articles of Incorporation would be amended to provide that our currently issued and outstanding Common Shares would be automatically changed proportionally into a smaller number of shares based on the reverse split ratio determined by the Board of Directors, and any fractional share resulting from that change would be rounded up to one additional whole Common Share. The Reverse Stock Split Proposal was adopted by the Board on March 23, 2016 and is subject to approval by the Company’s shareholders.

Reasons for the Reverse Stock Split

Our Common Shares currently trade on the NASDAQ Capital Market, whose listing standards require that listed shares maintain a minimum bid price per share of $1.00. Since April 28, 2015, the trading price of our Common Shares has consistently been $1.00 per share or higher, generally trading within a range from $1.20 to $1.60 per share. The closing price on March 31, 2016 was $1.21 per share.

Before April 28, 2015, our Common Shares had traded below the $1.00 per share minimum for an extended period, and we had submitted written notice The NASDAQ Stock Market of our intention to cure the deficiency by means of a reverse stock split, if necessary, to avoid delisting. At our 2015 Annual Meeting, shareholders approved a proposal authorizing our Board of Directors to implement a reverse stock split at a reverse split ratio within the range of 1-for-2 up to 1-for-10 selected by the Board. Our Common Shares regained compliance with the minimum bid price requirement in May 2015, and to date the Board of Directors has elected not to implement a reverse stock split.

The Board’s authority to implement a reverse stock split under the proposal approved by shareholders in 2015 will expire at the 2016 Annual Meeting. Because the trading price of the Common Shares is not substantially higher than the $1.00 per share minimum and remains subject to significant fluctuations, the Board believes it would be prudent to extend its authority to implement a reverse stock split if needed for an additional twelve-month period.

The Board of Directors continues to believe it is advantageous for the Common Shares to trade on one of the tiers of The NASDAQ Stock Exchange, which possesses higher visibility and prestige in the financial community and the investing public than over-the-counter trading platforms. In addition, listing on the NASDAQ Capital Market enables our Common Shares to be traded without the need to register or qualify for an exemption from registration under state “Blue Sky” securities laws.

Our objective is for our Common Shares to remain attractive to investors that may have limitations on owning lower-priced stocks. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients. In addition, some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of Common Shares can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that if we engage in a reverse split, it would make our Common Shares a more attractive and cost effective investment for many investors, which is expected to enhance liquidity for our shareholders.

Upon receipt of stockholder approval, our Board of Directors will be authorized until the date of the 2017 Annual Meeting to implement the Reverse Stock Split at a reverse split ratio that the Board selects within the range of 1-for-2 up to 1-for-10. Our Board of Directors would have the discretion not to carry out a reverse stock split if our Common Shares continue to trade above the $1.00 minimum bid price per share and do not face the threat of delisting. However, if the Common Shares were to subsequently trade below the minimum bid price per share and again become subject to possible delisting, the Board would have the flexibility to implement the Reverse Stock Split to maintain the NASDAQ listing. We believe that allowing the Board to determine whether to implement the Reverse Stock Split and providing a range of alternative reverse split ratios from which to choose will give us the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for us and our shareholders.

In determining whether and how to exercise its authority, our Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Shares;

•	the then prevailing trading price and trading volume of our Common Shares and the anticipated impact of the Reverse Stock Split on the trading market for our Common Shares;

•	our ability to continue our listing on the NASDAQ Capital Market;

•	which of the range of reverse split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

The Reverse Stock Split would decrease the number of shares outstanding and presumably increase the per share market price for the Common Shares. However, there can be no assurance that the price of the Common Shares after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares or that any such increase can be maintained to meet the minimum bid price requirement for the NASDAQ Capital Market.

Implementing the Reverse Stock Split

Upon the filing of articles of amendment by the Kentucky Secretary of State, the Reverse Stock Split will become effective at a subsequent time and date specified in the articles of the amendment (the “Effective Time”). At the Effective Time, each currently issued and outstanding Common Share (“Old Common Shares”) will be automatically converted into a proportionately smaller number of post-split Common Share (“New Common Shares”), according to a reverse split ratio of at least 1-for-2 and up to 1-for-10, as selected by the Board of Directors.

At the Effective Time, all holders of record of the Company’s Old Common Shares, without further action on their part, will hold one New Common Share in place of every two to ten Old Common Shares held by them on that date. All stock certificates outstanding on that date will thereafter be deemed to represent the appropriate number of New Common Shares as adjusted for the Reverse Stock Split.

Based upon the 20,086,177 Common Shares outstanding on the record date, the following table shows the approximate number of New Common Shares that would be outstanding after the Reverse Stock Split, depending on the reverse split ratio selected by the Board of Directors.

Reverse Split Ratio	Outstanding New Common Shares
1-for-2	10,044,000
1-for-3	6,696,000
1-for-4	5,022,000
1-for-5	4,018,000
1-for-10	2,009,000

The Company will not issue fractional shares as a result of the Reverse Stock Split. Instead, any fractional share would be rounded up to one additional whole Common Share.

Appraisal rights will not be available under Kentucky law to shareholders who might otherwise wish to dissent from the Reverse Stock Split Proposal.

Risks Associated with the Reverse Stock Split

Reducing the number of outstanding Common Shares through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Shares. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Shares. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Shares will increase following the Reverse Stock Split, or that the market price of our Common Shares will not decrease in the future. Additionally, we cannot assure you that the market price of our Common Shares after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Shares after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Impact of the Proposed Reverse Stock Split If Implemented

The Reverse Stock Split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Stock Split results in a shareholder receiving one additional whole share in lieu of a fractional share. The other principal effects of the Reverse Stock Split will be that:

•	the number of issued and outstanding Common Shares will be reduced proportionately based on the final reverse split ratio of an integral ratio between 1-for-2 to 1-for-10 inclusive, as determined by the Board;

•	based on the final reverse split ratio, the conversion ratio of our Non-Voting Common Shares will be increased proportionately, and the number of Common Shares issuable upon the conversion of Non-Voting Common Shares will be reduced proportionately. The Reverse Stock Split will not require any adjustment of our outstanding warrants, which are exercisable for Non-Voting Common Shares;

•	the number of Common Shares reserved for issuance and any maximum number of Common Shares with respect to which equity awards may be granted to any participant under our equity-based compensation plans will be reduced proportionately based on the final reverse split ratio; and

•	the Reverse Stock Split will likely increase the number of shareholders who own odd lots (less than 100 shares).

Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Authorized Common Shares

The Reverse Stock Split will not change the number of our authorized Common Shares under our articles of incorporation. Because the number of issued Common Shares will decrease as a result of the Reverse Stock Split, the number of Common Shares available for issuance will increase. The increase is due to the reduction in shares outstanding as a result of the Reverse Stock Split without a corresponding reduction in the number of shares of Common Shares authorized. Our Amended and Restated Articles of Incorporation currently authorize us to issue 28 million Common Shares, and shareholders have previously approved our Board of Directors to increase the number of authorized Common Shares to up to 86 million shares without further shareholder approval.

Exchange of Stock Certificates

As a result of the Reverse Stock Split, each stock certificate representing Old Common Shares will automatically be deemed for all corporate purposes after the Effective Time to represent a smaller number of New Common Shares based on the reverse split ratio, plus one additional whole New Common Share in lieu of any fractional New Common Share.

After the Reverse Stock Split, shareholders who hold stock certificates representing Old Common Shares will be requested to exchange their stock certificates for new certificates representing New Common Shares issued as a result of the Reverse Stock Split. Promptly after the Effective Time, American Stock Transfer, the Company’s transfer agent, will furnish shareholders with the necessary materials and instructions for exchanging their stock certificates. Shareholders should not submit any stock certificates until required to do so.

If you hold your shares in “street name” — that is, through an account at a brokerage firm, bank, dealer, or other similar organization – you will not be required to take any further action. The number of shares you hold will automatically be adjusted to reflect the Reverse Stock Split.

Likewise, you will not be required to take any further action if your shares are registered directly in your name with our transfer agent and your shares are held in book-entry form (i.e. your shares are not represented by a physical stock certificate). The number of shares you hold will automatically be adjusted to reflect the Reverse Stock Split.

Federal Income Tax Consequences

The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”). The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies) or persons who receive stock as a compensation for services. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

Shareholders will not recognize gain or loss as a result of the Reverse Stock Split. The holding period of the New Common Shares received in the Reverse Stock Split will include a shareholder’s holding period for the Old Common Shares exchanged therefor, provided such shares were held as capital assets. The total basis of the shares received will be the same as the total basis of the shares exchanged therefor.

The Board of Directors recommends that shareholders for “FOR” the Reverse Stock Split proposal.

ITEM 4: APPROVAL OF THE 2016 OMNIBUS EQUITY COMPENSATION PLAN

On March 23, 2016, the Board of Directors adopted, subject to approval by the shareholders at the Annual Meeting, the Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan (the “2016 Plan” or the “Plan”). The Board of Directors has directed that the proposal to approve the Plan be submitted for approval by shareholders at the Annual Meeting. Shareholder approval is being sought (i) to meet NASDAQ listing requirements, (ii) so that compensation attributable to grants under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”) (see discussion of “Federal Income Tax Consequences of the Plan” below), and (iii) for incentive stock options to meet requirements of the Code.

We have maintained two stock incentive plans since our initial public offering in 2006. The Porter Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 Employee Plan”) authorizes stock-based awards to employees of the Company and PBI Bank. The 2006 Non-Employee Directors Stock Ownership Incentive Plan (the “2006 Director Plan”) authorizes stock-based awards to non-employee directors of the Company and PBI Bank. We refer to these two plans together as the “2006 Plans.”

Our authority to make stock-based awards under the 2006 Employee Plan expired by its terms on February 23, 2016, the tenth anniversary of its adoption. We believe that it is critical for us to continue to be able to award stock-based incentive compensation to key employees at a time when the future success of our Company and PBI Bank will largely be determined by the leadership team that we have assembled since 2012.

The Board of Directors believes it is advisable to adopt a new comprehensive incentive compensation plan to succeed the 2006 Plans and provide the Company with an omnibus plan to design and structure grants of stock units, stock awards, stock options, stock appreciation rights and other stock-based awards for selected individuals employed by, or serving as directors of, the Company or PBI Bank. A new plan will enable us to continue to make equity awards that serve our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and Porter Bancorp’s long-term performance. Although the 2006 Director Plan does not expire in 2016, the Board of Directors believes it is advisable for administrative convenience to have a single stock-based incentive plan authorizing awards to both employees and directors of the Company and PBI Bank.

The 2016 Plan will authorize a total of 489,366 shares for future equity awards. This number represents the combined number of shares previously authorized by shareholders and available for issuance under the two 2006 Plans. We would not be asking shareholders to authorize additional shares available. As of February 23, 2016, there were 922,000 unvested common shares outstanding and 303,592 common shares available for issuance under the 2006 Employee Plan. An additional 185,774 common shares were available for issuance under the 2006 Director Plan as of that date.

If the 2016 Plan is approved by shareholders, a total of 2,263,050 shares would have been authorized for issuance as stock-based awards since 2006, representing 8.4% of the Common Shares issued and outstanding as of March 31, 2016, assuming the conversion of all outstanding Non-Voting Common Shares.

If approved by the shareholders, the 2016 Plan will become effective on May 25, 2016, and no further grants will be made under the 2006 Director Plan. Shares with respect to all grants outstanding under both 2006 Plans will be transferred under the 2016 Plan. Awards made under the 2006 Plans will continue to be subject to the terms of the design 2006 Plan’s design and the terms of the respective award agreements.

Material terms of the 2016 Plan are summarized below. A copy of the full text of the 2016 Plan is attached as Appendix A to this Proxy Statement. This summary is not intended to be a complete description of the 2016 Plan and is qualified in its entirety by actual text of the 2016 Plan.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•	Stock units (including both performance-based (“PSUs”) and time-vesting based (“RSUs”))

•	Stock awards

•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

The Plan authorizes a number of common shares for issuance equal to the sum of the following: the number of common shares subject to outstanding grants under the 2006 Plan (some of which may expire, be cancelled or forfeited in the future and again be available for grant, as discussed below), plus the number of common shares remaining available for issuance under the 2006 Plan but not subject to an outstanding award, in each case as of the date of the Annual Meeting. No more than 400,000 of these reserved shares may be used for incentive stock options under the 2016 Plan. The Plan provides limits on the maximum aggregate number of common shares with respect to which grants may be made during any calendar year is as follows:

•	for non-employee Directors, 50,000 shares

•	for any other participant, 300,000 shares.

The number of shares available under the 2016 Plan and the individual limits on annual awards are both subject to adjustment for stock splits, etc. as described below.

If and to the extent options and SARs granted under the 2006 Plans or 2016 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards under those plans are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares otherwise issuable under the Plan that are withheld or surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes will also be available again for issuance or transfer under the Plan. If any grants are paid in cash, and not in common shares, any common shares related to such grants will also be available for future grants. Upon the exercise of a SAR, then both for purposes of calculating the number of common shares remaining available for issuance under the Plan and the number of common shares remaining available for exercise under the SAR, the number of such shares will be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR.

Administration. The Plan will be administered and interpreted by the Compensation Committee (the “Committee”). Ministerial functions may be performed by an administrative committee of the employees appointed by the Committee. The Committee has the authority to (i) determine employees to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including criteria for exercisability and acceleration of exercisability, (iv) amend terms and conditions of any previously issued grant, subject to limitations described below and (v) deal with any other matters arising under the Plan. The current members of the Committee are Michael T. Levy, Bradford T. Ray, N. Marc Satterthwaite and W. Kirk Wycoff, each of whom is an independent, non-employee director.

The Board of Directors will have authority with respect to grants to non-employee directors. Under the 2006 Director Plan, each non-employee director is automatically granted restricted shares having a market value of $25,000 each year. Directors do not receive cash compensation. At present, there are no plans to change the terms on which grants are currently made to non-employee directors if the 2016 Plan is approved. See “Director Compensation,” above.

Eligibility for Participation. Designated employees and non-employee directors of the Company and its subsidiaries are eligible to receive grants under the Plan. As of March 1, 2016, approximately 250 persons are eligible as employees and non-employee directors to receive grants under the Plan. The Committee is authorized to select persons to receive grants from among those eligible and will determine the number of common shares subject to each grant.

Vesting. The Committee determines the vesting of awards granted under the Plan, which may be accelerated only in the event of death, disability, retirement or a change in control.

Types of Awards.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a common share or an amount based on the value of a common share at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

The Committee may grant dividend equivalents in connection with grants of stock units made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units and then only paid at vesting of the underlying stock unit The terms and conditions of dividend equivalents will be determined by the Committee.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Plan. The Committee may require that grantees pay consideration for stock awards and may impose restrictions on stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria, including achievement of specific performance goals, as the Committee determines.

The Committee will determine the number of common shares subject to the grant of stock awards and the other terms and conditions of the grant including whether the grantee will have the right to vote common shares and to receive dividends paid on such shares during the restriction period. Unless the Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will not be less than the fair market value of common shares on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of the outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of common shares on the date of grant.

The Committee will determine the term of each option which will not exceed 10 years from date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of the outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of common shares, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of common shares with respect to which ISOs may be granted under the Plan is 400,000, subject to adjustment in accordance with the terms of the Plan.

The Committee will determine terms and conditions of options, including when they become exercisable. The Committee may accelerate exercisability of any options, subject to the Plan’s one-year vesting minimum. Except as provided in the grant instrument or as otherwise determined by the Committee, an option may only be exercised while a grantee is employed by or providing service as a non-employee director.

A grantee may exercise an option by delivering notice of exercise to the Company. The grantee will pay the exercise price and any withholding taxes for the option in cash, if permitted by the Committee, by the surrender of already-owned common shares with an aggregate fair market value on the date the option is exercised equal to the exercise price, by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or, if permitted by the Committee, by surrender or withholding of shares that would otherwise have been issuable upon exercise with a fair market value at the time of exercise equal to the exercise price, or by another method approved by Committee. Tax withholding arrangements acceptable to the Committee must also be made upon exercise of a NQSO.

If allowed by the Committee, a participant may elect to exercise an option before it is vested, but if this is permitted, the shares issued on exercise will be subject to a repurchase right in favor of the company at their exercise value (or then fair market value, if less) until the option would have been vested.

Stock Appreciation Rights

The Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will be paid an amount equal to the excess of the fair market value of common shares on the date of exercise over the base amount ofr the SAR, which base amount will be no less than the fair market value per common share on the date the SAR is granted. Such payment to the grantee will be in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee. The Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of common shares on the date the SAR is granted. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by common shares, and will be payable in cash, in common shares, or in a combination of cash and common shares. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Plan, for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences of the Plan” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing performance goals that must be met, the applicable performance period, amounts to be paid if the performance goals are met, and any other conditions. Following the performance period, the committee will certify the performance results and determine the amount, if any, to be paid or shares to be issued in connection with any performance-based award.

Performance goals, to the extent an award is designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures, all as determined by the Committee:

•	earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis, diluted or undiluted, and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

•	return on equity;

•	return on assets;

•	net or gross revenues or revenue growth over prior year or as compared to budget;

•	expenses or expense levels;

•	one or more operating ratios;

•	stock price (including, but not limited to, growth measures and total shareholder return);

•	stockholder return;

•	the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

•	economic value added;

•	net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit.

Deferrals. The Committee may permit or require grantees to defer receipt of payment of cash or delivery of common shares that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Committee will establish rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting common shares, the Committee will make adjustments as it deems appropriate in the maximum number of common shares reserved for issuance as grants, the maximum number of common shares that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. In the event of a change of control, and if granted by the Committee in a grant agreement, all outstanding options and SARs will accelerate and become fully exercisable and any restrictions or conditions on outstanding stock awards, stock units or dividend equivalents will lapse.

Notwithstanding the foregoing, in the event of a change of control, the Committee may also take any of the following actions with respect to any or all outstanding grants under the Plan:

•	Require that grantees surrender their options and SARs in exchange for payment by us, in cash or common shares as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantees’ unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or

•	Determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In general terms, a change of control under the Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the then outstanding voting securities;

•	if the Company consummates a merger into another entity, unless the holders of the voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if shareholders approve a plan to liquidate or dissolve the Company; or

•	If the Company consummates an agreement to sell or dispose of the Company or substantially all of the Company’s assets.

•	If there is turnover in majority of Board seats over a two-year period, other than with replacements that were approved by two-thirds of the Board members in office before their election.

For any grants of awards subject to 409A (discussed below), the payment timing of which is triggered upon a change in control, the transaction constituting a change of control must also constitute a change of control for purposes of Section 409A.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Repricing of Options. Except in relation to transaction that trigger appropriate adjustments in awards (see below), neither the Board nor the Committee can amend the price of outstanding options or SARs under the Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval.

Clawback Policy. All grants made under the Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company; as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan.

Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements.

Shareholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.

New Plan Benefits. Grants under the 2016 Plan are discretionary, so it is currently not possible to predict the number of common shares that will be granted or who will receive grants under the 2016 Plan after the Annual Meeting.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as consequences may vary with the types of grants made, identity of grantees, and method of payment or settlement. The summary does not address effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of common shares or payment of cash under the Plan. Future appreciation on common shares held beyond the ordinary income recognition event will be taxable as capital gain when common shares are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. The Company, as a general rule, for all awards other than ISOs, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If common shares, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if common shares acquired upon exercise of the stock option are held until the later of one year from the date of exercise and two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. The Company intends that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

The Company has the right to require that grantees pay an amount necessary to satisfy the federal, state or local tax withholding obligations with respect to grants or exercises of awards. The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy the withholding obligation with respect to grants paid in common shares by having shares withheld, at the time grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The following table shows the compensation to be paid to the non-employee directors of Porter Bancorp and PBI Bank as a group under the Director Plan for fiscal year 2016.

NEW PLAN BENEFITS

Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan

Name and Position	Dollar Value ($)	Number of Shares
John T. Taylor	(1)	(1)
John R. Davis	(1)	(1)
Joseph C. Seiler	(1)	(1)
Phillip W. Barnhouse	(1)	(1)
Executive Group (4 persons)	(1)	(1)
Non-Executive Director Group (7 persons)	$175,000	(2)
Non-Executive Officer Employee Group	(1)	(1)

(1)	Not determinable. Awards are granted at the discretion of the Compensation Committee.
(2)	Each non-employee director is currently granted restricted shares having a market value of $25,000, which is the trading price of our common shares at the closing of trading on the first day of the month after our annual meeting of shareholders.

The Board of Directors recommends that shareholders for “FOR” approval the Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2015, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•	has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Nos. 16 and 114, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2015.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2015 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

N. Marc Satterthwaite, Chairman

Michael T. Levy

Bradford T. Ray

W. Kirk Wycoff

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on March 25, 2015, the Audit Committee selected Crowe Horwath LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2015. Crowe Horwath LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year. Crowe Horwath LLP representatives are expected to attend the 2016 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath LLP

The following table presents fees for professional services rendered by Crowe Horwath LLP for the audit of the Corporation’s annual financial statements for 2015 and 2014 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath LLP for 2015 and 2014.

	2015	2014
Audit Fees	$235,000	$275,000
Audit-Related Fees	54,700	27,750
Tax Fees	34,090	38,850
All Other Fees	2,858	—

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees”; (iii) “tax fees” are fees for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the Company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2017 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 26, 2016. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2017 Annual Meeting, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.

Attn: Corporate Secretary

2500 Eastpoint Parkway

Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice no later than December 26, 2016. The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

FINANCIAL STATEMENTS AND RELATED INFORMATION

The SEC allows us to “incorporate by reference” information from our previously filed SEC reports, which means that we can disclose important information to you by referring you to our filed reports that contain the information. The information incorporated by reference is considered to be part of this proxy statement.

Our Consolidated Financial Statements and Notes to Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 7, 7A and 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

A copy of our 2015 Annual Report on Form 10-K report referenced above is being delivered to you with this proxy statement.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, as well as any amendments to those reports. The public may read and copy any materials the Registrant files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pbibank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC. Click on “Investor Relations” and “SEC Filings.”

Shareholders and prospective investors may request a written copy of our 2015 Annual Report on Form 10-K by writing to Investor Relations—Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

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Appendix A

PORTER BANCORP, INC.

2016 OMNIBUS EQUITY COMPENSATION PLAN

SECTION 1— INTRODUCTION

1.1 Effectiveness and Impact on Prior Plan. Effective as of the Effective Date (as defined below), the Porter Bancorp 2016 Omnibus Equity Compensation Plan (the “Plan”) is hereby established as a successor to the Porter Bancorp 2006 Stock Incentive Plan, as amended (the “2006 Plan”). The 2006 Plan is hereby merged with and into this Plan effective as of the Effective Date, and no additional grants shall be made thereafter under the 2006 Plan. Outstanding grants under the 2006 Plan shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2006 Plan, as applicable), and the shares with respect to outstanding grants under the 2006 Plan shall be issued or transferred under this Plan.

1.2 Purpose. The purpose of the Plan is to provide (i) designated employees of Porter Bancorp, Inc. (the “Company”) and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the Participants with those of the shareholders.

SECTION 2—DEFINITIONS

As used in the Plan, the following terms will have the respective meanings set forth below:

2.1	“Board” means the Company’s Board of Directors.

2.2	A “Change of Control” shall be deemed to have taken place for purposes of the Plan if

(a)	any Person (as defined in this Section 2.6) is or becomes the Beneficial Owner (as defined in this Section 2.6) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)	during any period of two consecutive years beginning after the Effective Date, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;

(c)	the consummation of a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of the Company or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or such surviving entity or of any Subsidiary of the Company or such surviving entity, at least 50% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)	the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

For purposes of the definition of Change in Control, “Person” shall have the meaning ascribed to such tern) in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company, any Subsidiary or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any Subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

For purposes of the definition of Change of Control, a Person shall be deemed the “Beneficial Owner” of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing) ; provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

2.3	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2.4 “Committee” means (i) with respect to Grants to Employees, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Board and (iii) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

2.5 “Company” means Porter Bancorp, Inc., its subsidiary corporations or other entities and any successor corporation, as determined by the Committee.

2.6 “Company Stock” means the Company’s Common Shares, without par value, or any shares or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Shares.

2.7 “Disability” or “Disabled” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

2.8 “Dividend Equivalent” means an amount calculated with respect to a Stock Award or Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Award or Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

2.9 “Effective Date” of the Plan means May 25, 2016, provided that the Plan is approved by the shareholders of the Company on that date.

2.10 “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.11 “Employer” means the Company and its subsidiaries.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13 “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

2.14 “Fair Market Value” of Company Stock means, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

2.15 “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

2.16 “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

2.17 “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

2.18 “Non-Employee Director” means a member of the Board who is not an Employee.

2.19 “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

2.20 “1933 Act” means the Securities Act of 1933, as amended.

2.21 “Option” means an option to purchase shares of Company Stock, as described in Section 7.

2.22 “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

2.23 “Participant” means an Employee or a Non-Employee Director designated by the Committee to participate in the Plan.

2.24 “Plan” means this Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan, as may be amended from time to time.

2.25 “SAR” means a stock appreciation right as described in Section 10.

2.26 “Stock Award” means an award of Company Stock as described in Section 9.

2.27 “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

SECTION 3—ADMINISTRATION

3.1 Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

3.2 Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18, and (v) deal with any other matters arising under the Plan.

3.3 Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iii) construe any ambiguous provision of the Plan or any Award Agreement; (iv) prescribe the form of Grant Agreements; (v) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Grant Agreement; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (vii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (viii) determine whether Awards should be granted singly or in combination; (ix) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (x) accelerate the exercise, vesting or payment of a Grant when such action or actions would be in the best interests of the Company; (xi) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period; and (xii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan.

3.4 Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by the Company with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

SECTION 4—GRANTS

Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10 and Other Stock-Based Awards as described in Section 11. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement. By acceptance of the Grant, a Participant acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

SECTION 5—SHARES SUBJECT TO PLAN

5.1 Shares Authorized. Subject to adjustment as described below in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) the number of shares of Company Stock subject to outstanding grants under the 2006 Plan as of the Effective Date

(reverting to shares reserved for future grant as and when described in Section 5.2 below), plus (ii) the number of shares of Company Stock remaining available for issuance under the 2006 Plan but not subject to an outstanding award and not previously exercised, vested or paid as of the Effective Date. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 400,000 shares, subject to adjustment as described below in Section 5.4.

5.2 Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the 2006 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards (including stock awards and stock units granted under the 2006 Plan) are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be increased by the gross number of shares as to which such Option is exercised. If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be increased by the number of shares issued, vested or exercised under such Grant, calculated in each instance before payment of such share withholding. Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such SAR, the number of such shares shall be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR. To the extent that any Grants are paid in cash (including grants under the 2006 Plan), and not in shares of Company Stock, such Grants shall not count against the share limits in Section 5.1.

5.3 Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan during any calendar year to: (i) any Non-Employee Director shall be 50,000 shares via Stock Awards, Stock Units, Options and SARs (provided, however, that such limits do not apply to cash-based Directors fees which directors elect to have paid in Common Stock instead), and (ii) any other Participant shall be 300,000 shares via Stock Awards, Stock Units, Options or SARs, in each case subject to adjustment as described in Section 5.4 below. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

5.4 Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 6—ELIGIBILITY FOR PARTICIPATION

6.1 Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan.

6.2 Selection of Participants. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

SECTION 7—OPTIONS

7.1 General Requirements. The Committee may grant Options to an Employee or Non-Employee Directors upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

7.2 Type of Option, Price and Term.

(a) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(b) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(c) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

7.3 Exercisability of Options.

(a) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(b) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(c) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

7.4 Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

7.5 Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T (or other applicable regulations) of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

7.6 Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

SECTION 8—STOCK UNITS

8.1 General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

8.2 Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

8.3 Payment with Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

8.4 Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

8.5 Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

SECTION 9—STOCK AWARDS

9.1 General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

9.2 Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

9.3 Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15.1. If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

9.4 Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as dividends are paid on Company Stock, as determined by the Committee.

SECTION 10—STOCK APPRECIATION RIGHTS

10.1 General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

10.2 Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

10.3 Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified in a Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. The Committee shall determine the term of each SAR, which shall not exceed ten years from the date of grant.

10.4 Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

10.5 Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

10.6 Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

SECTION 11—OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

SECTION 12—QUALIFIED PERFORMANCE-BASED COMPENSATION

12.1 Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

12.2 Performance Criteria. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective Performance Criteria that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The Performance Criteria shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

12.3 Objective Performance Criteria. The Committee shall use objectively determinable performance goals based on one or more of the following criteria for the Company or any business unit, division, department or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine:

(i)	earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis, diluted or undiluted, and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

(ii)	return on equity;

(iii)	return on assets;

(iv)	net or gross revenues or revenue growth over prior year or as compared to budget;

(v)	expenses or expense levels;

(vi)	one or more operating ratios;

(vii)	stock price (including, but not limited to, growth measures and total shareholder return);

(viii)	stockholder return;

(ix)	the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(x)	economic value added;

(xi)	net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate, division or business unit of the Company) under one or more of the Performance Criteria described above relative to the Company’s past performance or performance of other corporations. Such performance goals shall be set by the Committee over a specified performance period that shall not be shorter than one year and otherwise within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m), or any successor provision thereto, and the regulations thereunder.

12.4 Timing of Establishment of Criteria. Performance Criteria must be pre-established by the Committee. A Performance Criteria is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the Performance Criteria relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

12.5 Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

12.6 Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury Regulations and rulings under section 162(m) of the Code.

SECTION 13—DEFERRALS

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

SECTION 14—WITHHOLDING OF TAXES

14.1 Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

14.2 Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

SECTION 15—TRANSFERABILITY OF GRANTS

15.1 Restrictions on Transfer. Except as described in Section 15.2 below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

15.2 Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

SECTION 16—CONSEQUENCES OF A CHANGE OF CONTROL

16.1 Acceleration. If granted by Committee in a Participant’s Grant Agreement, in the event of a Change of Control (i) all outstanding Options and SARs of that Participant shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards for that Participant shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid to the Participant at their target values, or in such greater amounts as the Committee may determine.

16.2 Other Alternatives. In the event of a Change of Control, the Committee may also take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

SECTION 17—REQUIREMENTS FOR ISSUANCE OF SHARES

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

SECTION 18—AMENDMENT OF THE PLAN

18.1 Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19.2 below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

18.2 No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, except as authorized by Section 5.4, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

18.3 Shareholder Approval for “Qualified Performance-Based Compensation.” If Grants are made under Section 12 above, the Performance Criteria must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 12, if additional Grants are to be made under Section 12 and if required by section 162(m) of the Code or the regulations thereunder.

SECTION 19—MISCELLANEOUS

19.1 Effective Date. The Plan shall be effective as of the Effective Date, if approved by the Company’s shareholders on such date.

19.2 Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

19.3 Compliance with Law.

(a) The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 162(m) as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 162(m) of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(b) The Plan is intended to comply with the requirements of section 409A of the Code such that Grants hereunder will be exempt therefrom, or if not so exempt, will comply with that section so as not to impose taxes on Participants prior to the receipt of value hereunder. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(c) Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as described below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(d) Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A or other section of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

19.4 Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

19.5 Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.6 Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

19.7 No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8 Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date.

19.9 Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the conflict of laws provisions thereof.

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0

REVOCABLE PROXY

PORTER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY

LOUISVILLE, KENTUCKY 40223

MAY 25, 2016, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PORTER BANCORP, INC.

The undersigned hereby appoints Phillip W. Barnhouse and Stephanie R. Renner attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 25, 2016 at 9:00 a.m. eastern time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all Common Shares of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

PORTER BANCORP, INC.

May 25, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.pbibank.com under “Investor Relations.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20830303000000000000 2	052516

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE LISTED NOMINEES,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: Nominees for a term of one year

2. Proposal to approve, in a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the accompanying proxy statement.

3. Proposal to authorize our board of directors to effect, at its discretion, a reverse stock split.

4. Proposal to approve the 2016 Omnibus Equity Compensation Plan.

			FOR ☐ FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O W. Glenn Hogan O Michael T. Levy O James M. Persons O Bradford T. Ray O N. Marc Satterthwaite O Dr. Edmond J. Seifried O John T. Taylor O W. Kirk Wycoff
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

5. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE LISTED NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.